Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-274905) and Form S-3 (File No. 333-284498) of our report dated March 12, 2026, of SYRA HEALTH CORP. relating to the audit of the financial statements as of December 31, 2025 and 2024, and for the periods then ended, included in this Annual Report (Form 10-K).

/s/ M&K CPA’s, PLLC

The Woodlands, Texas

March 12, 2026